Exhibit 99.1
 Company Press Release

 PSB Holdings, Inc.

 Wausau, WI -April 15, 2002-PSB Holdings, Inc. (OTC BB:PSBQ) today reported first quarter March 2002 earnings of $1.14 per share, compared to $.92 cents per share during the first quarter of 2001. Book value increased to $31.18, compared to $27.96 in the year-earlier quarter. PSB Holdings, Inc. is a one-bank holding company that operates Peoples State Bank headquartered in Wausau, Wisconsin with six retail locations serving markets in Marathon, Lincoln, Oneida, and Vilas counties Wisconsin. In addition to traditional loan and deposit products, the Bank provides investments and retirement planning and long-term fixed rate residential mortgages. Financial performance is expressed in thousands, except per share data.

 Net income for the quarter ended March 31, 2002 was $958 compared to $873 in the fourth quarter of 2001 and $769 in March 2001. Operating results for the first quarter 2002 generated an annualized return on average assets (ROA) and return on average equity (ROE) of 1.14 percent and 14.78 percent, respectively. Comparable ratios for the same quarter in 2001 were ROA of .98 percent and ROE of 13.46 percent. ROA and ROE for the year ended December 31, 2001 were 1.05 percent and 13.96 percent, respectively. Total assets increased 3.8% over the prior year from $320,762 in March 2001 to $333,061 at March 31, 2002.

 Net interest income

 Net interest income increased $507 from $2,487 for the quarter ended March 31, 2001 to $2,994 for the current quarter ended March 31, 2002. Tax-adjusted net interest margin as a percent of average interest earning assets also increased from 3.47 percent in March 2001 to 3.87 percent in 2002. Net interest margin was 3.73 percent for the year ended December 31, 2001. Since March 2001, the Company has benefited from a falling interest rate environment by being able to lower interest rates paid on deposits faster than decreasing interest rates on loans. In addition to the increase in tax-adjusted net interest margin percentage, net interest income included income earned from additional loans originated since March 31, 2001. Since March 2001, average loans receivable increased nearly $14 million from $224,038 in March 2001 to $238,284 in March 2002.

 Service fee and noninterest income

 The Company continued to earn a significant amount of income from the sale of long-term fixed rate mortgage loans to outside investors. The Bank does not retain such fixed rate loans as part of its asset liability management strategy. Gain on sale of such loans was $198 in March 2002 compared to $29 during March 2001. The majority of loans sold to outside investors continue to be serviced by the Bank directly with the customer. At March 31, 2002, the Bank serviced over $44 million of loans for outside investors. The Bank has seen customer demand for fixed rate mortgages increase as long-term fixed interest rates in the overall market reached the lowest point in 40 years. Total service fee and noninterest income, including gain on sale of loans, was $565 (9.5 percent of gross income) during March 2002 compared to $455 (7.0 percent of gross income) during March 2001.
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 Operating expenses

 Noninterest operating expenses increased $308 to $2,012 in March 2002 compared to $1,704 during March 2001. In addition, operating costs as a percentage of total assets increased from 2.17 percent in March 2001 to
 2.39 percent in the current quarter. The majority of the increase in operating expenses was from additional salaries, wages, and benefits paid to employees. As part of the Bank's strategic growth plan, additional employees have joined the Company since 2001 at Bank locations in Wausau and Eagle River, Wisconsin. In addition, average wages and benefits per full time equivalent employee increased approximately 9 percent from March 2001 to March 2002.

 Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release, including those relating to the growth of the Company and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the company's Form 10-K for the year ended December 31, 2001. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.